EXHIBIT 21
SUBSIDIARIES OF FIDELITY SOUTHERN CORPORATION
Fidelity Bank — incorporated under Georgia law
LionMark Insurance Company — incorporated under Georgia law
FNC Capital Trust I — formed under Delaware law
Fidelity National Capital Trust I — formed under Delaware law
Fidelity Southern Statutory Trust I — formed under Connecticut law
Fidelity Southern Statutory Trust II — formed under Delaware law
Fidelity Southern Statutory Trust III — formed under Delaware law